Contacts

Investors: Peter Vozzo, 301-398-4358 or John Filler, 301-398-4086

Media: Jamie Lacey, 301-398-4035

http://www.medimmune.com

MEDIMMUNE REPORTS 2005 FINANCIAL RESULTS

- Annual Worldwide Sales of Synagis® Exceed $1 Billion for First Time -

Major Milestones Achieved in 2005

• $1.2 billion in 2005 total revenues, increasing nine percent over 2004
• RSV franchise strengthened and expanded
• Worldwide sales of Synagis grew 13 percent to $1.1 billion in 2005
• U.S. co-promotion and international distribution agreements for Synagis restructured providing substantial strategic, operational and financial benefits
• Completed enrollment in two late-stage studies with Numax™
• Converted to liquid formulation of Synagis in U.S.
• Began clinical testing with combination vaccine against RSV and PIV-3
• In-licensed rights to anti-RSV small molecule compounds
• Substantial progress achieved with influenza vaccine franchise
• Pivotal Phase 3 trial results showed refrigerator-stable formulation of FluMist®, CAIV-T, was 55 percent more effective than flu shot
• sBLA for CAIV-T submitted to FDA for approval for use in healthy 5-49 year olds
• State-of-the-art influenza vaccine manufacturing facility approved by FDA
• Patent estate expanded for using reverse genetics in influenza vaccine production
• Entered into a research agreement with NIH to develop pandemic influenza vaccines
• 11 new targets added to R&D portfolio
• Three Investigational New Drug applications filed
• HPV vaccine license agreement amended providing revenues from product candidates being developed at both Merck and GlaxoSmithKline

GAITHERSBURG, MD, February 2, 2006 – MedImmune, Inc. (Nasdaq: MEDI) today announced that total revenues for 2005 were $1.2 billion, representing a nine-percent increase over $1.1 billion in revenues for 2004. For the 2005 fourth quarter, MedImmune’s total revenues increased six percent to $492 million from $466 million in the 2004 fourth quarter.

“2005 was one of the most productive years in MedImmune’s 17-year history,” said David M. Mott, president and chief executive officer. “We made excellent progress toward achieving our long-term objectives through several strategic transactions. We continued to invest aggressively in building our future with R&D expenditures reaching 31 percent of product sales as we successfully completed multiple Phase 3 trials, filed three Investigational New Drug applications, and added 11 new targets to our portfolio. On the revenue side, our flagship product, Synagis (palivizumab), surpassed $1 billion in worldwide reported sales for the first time, while sales of frozen FluMist (influenza virus vaccine live, intranasal) continued to be difficult to predict. As previously indicated, we don’t expect frozen FluMist to contribute meaningfully to revenue growth until we introduce the next generation of the vaccine, CAIV-T. We took a significant step toward that goal in December 2005 when CAIV-T was shown in a Phase 3 trial to be 55 percent more effective at preventing influenza than the traditional flu shot. We look forward to continuing to make additional progress implementing our business plan, which is focused on providing long-term value to our shareholders through the development of important new drugs.”

As the company’s near-term activities have been focused on building for the future, MedImmune reported a net loss for 2005 of $17 million, or $0.07 per share, as calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). This compares to a net loss of $4 million, or $0.02 per share, in 2004. Both periods included charges associated with the acquisition of research and development (R&D) assets that expanded MedImmune’s pipeline (see the description of these assets and related charges on the reconciliation table on page 7). Excluding these charges, MedImmune’s net earnings for 2005 were $31 million, or $0.13 per diluted share, compared to net earnings of $82 million, or $0.33 per diluted share, in 2004. For the 2005 fourth quarter, MedImmune’s GAAP net loss was $22 million, or $0.09 per share, compared to net earnings of $51 million, or $0.20 per diluted share, in the 2004 fourth quarter. Excluding the charges related to the acquired R&D assets mentioned above, MedImmune’s net earnings for the 2005 quarter were $21 million, or $0.08 per diluted share, compared to net earnings of $55 million, or $0.21 per diluted share, in the 2004 fourth quarter.

Product Sales

The following is a sales summary for the 2005 full year and fourth quarter.

	FY2005	Percent Change	4Q2005	Percent Change
	(in millions)	vs. FY2004	(in millions)	vs. 4Q2004
Total Product Sales	$ 1,221	9%	$ 482	5%
Synagis – Total	1,063	13	439	9
Synagis – U.S.	905	9	379	5
Synagis – ROW	158	45	60	43
Ethyol® (amifostine)	95	3	25	16
FluMist®	21	(56)	8	(61)

Worldwide sales of Synagis increased 13 percent in 2005 over 2004. MedImmune reported 45-percent growth in sales of Synagis to our international distributor, Abbott International, in 2005 as demand continued to increase in several key international markets. During 2005, the label for Synagis was expanded in Japan to include usage in children with congenital heart disease. Synagis has now been approved in 61 countries outside the United States. In the U.S., the first half of the calendar year was strong, while the 2005-2006 RSV season started slower than expected due primarily to changes in payer guidelines, the effects of Hurricanes Katrina and Rita on certain sales territories, and an early disruption in the product’s distribution network. In addition, sales patterns in the quarter were affected by conversion of the U.S. supply from the lyophilized formulation to the new liquid formulation of Synagis, which primarily occurred during the month of November.

In 2005, MedImmune’s commercial activities for frozen FluMist continued to focus on building awareness, support and usage of its live, attenuated intranasal influenza vaccine technology in anticipation of launching the next-generation, refrigerator-stable product, CAIV-T, in 2007. For the 2005-2006 influenza season, MedImmune distributed approximately 1.6 million doses of frozen FluMist, including 1.3 million sold doses and the balance provided free of charge through various channels, such as donations to 24 U.S. school systems and to hurricane relief activities. In the 2004-2005 influenza season, when one of the major flu shot manufacturers was absent from the market, MedImmune sold approximately 2 million doses of frozen FluMist and donated about 100,000 doses. The company anticipates that CAIV-T will have substantial advantages over the current frozen formulation, including an expanded label to include children less than five years of age. Toward that end, MedImmune recently announced results from a Phase 3 study, involving children between 6 months and 59 months of age, that showed CAIV-T was 55 percent more effective than the flu shot in reducing influenza illness caused by any circulating influenza strain.

Margin and Operating Expense Analysis

For the year, gross margins on product sales were 72 percent in 2005 compared to 67 percent for 2004. For the fourth quarter, gross margins were 71 percent in both the 2005 and 2004 periods. Low sales volumes for FluMist continue to exert downward pressure on overall gross margins. Excluding the impact of FluMist, gross margins were 76 percent in 2005 and 75 percent in 2004. Excluding the impact of FluMist in the fourth quarter, gross margins improved three percentage points to 78 percent in the 2005 period from 75 percent in the 2004 period primarily due to manufacturing efficiencies. Fourth quarter 2005 margins on FluMist were lower than the fourth quarter 2004 due to the write-off of unusable inventory.

In 2005, MedImmune in-licensed 11 new R&D targets; completed two Phase 3 clinical trials for CAIV-T; finalized patient enrollment in two late-stage clinical trials for Numax, including the pivotal Phase 3 study for the product; and continued to advance several other preclinical and clinical programs. As a result of these activities, R&D expenses for 2005 increased to $383 million, or 31 percent of product sales, from $300 million, or 27 percent of product sales, in 2004. Included in R&D expenses are upfront and milestone payments, which totaled approximately $54 million in 2005, compared to $19 million in 2004. R&D expenses for the 2005 fourth quarter were $117 million compared to $120 million in the 2004 quarter.

Selling, general and administrative (SG&A) expenses in 2005 increased to $498 million, or 41 percent of product sales, from $399 million, or 36 percent of product sales, in 2004. In the 2005 fourth quarter, SG&A costs increased to $199 million, or 41 percent of products sales, from $149 million, or 33 percent of product sales, in the 2004 quarter. The increases in SG&A in 2005 in both the year as a whole and the fourth quarter were due primarily to amortization expense associated with reacquiring full promotion rights to Synagis in the U.S.; the continuing expansion of MedImmune’s pediatric sales organization; and increased co-promotion expense for Synagis. The impact in 2005 of the amortization expenses associated with the reacquisition of the rights to Synagis in the U.S. added three percentage points to SG&A as a percentage of products sales for the year and eight percentage points for the quarter. The impact in 2005 and 2004 of co-promotion expense for Synagis added approximately 15 percentage points to SG&A as a percentage of product sales for the years and 17 percentage points for the fourth quarters.

Income tax expense in 2005 was affected by charges associated with non-deductible acquired in-process research and development (IPR&D) related to the acquisition of Cellective Therapeutics, Inc. and corrections made in the second half of 2005 to the prior accounting for deferred taxes. The corrections were comprised of relatively small amounts related to reporting periods dating back to the acquisition of Aviron in January 2002. Excluding both the IPR&D charge and the effect of the corrections, the effective tax rate for 2005 was approximately 41 percent, and the effective tax rate for the 2005 fourth quarter was 43 percent.

Other Results

Cash and marketable securities at December 31, 2005 were $1.5 billion as compared to $1.7 billion at December 31, 2004. The decrease is primarily due to the upfront payment related to the acquisition of full promotion rights to Synagis; the acquisition of Cellective Therapeutics, Inc.; and repurchases of approximately four million shares of common stock at a total cost of $106 million.

2006 Guidance

On January 1, 2006, MedImmune adopted the new accounting standard (Statement of Financial Accounting Standards No. 123R) that requires the company to recognize expense associated with share-based compensation arrangements, including stock options. In the aggregate, MedImmune expects the 2006 pretax impact to be approximately $40 million, or $0.12 per share. This expense will be reflected in cost of goods sold, R&D and SG&A. To aid investors in understanding the underlying components of our business, the guidance below excludes stock compensation expense.

MedImmune expects that total revenues for 2006 will grow about 10 percent to approximately $1.4 billion. Gross margins are expected to be approximately 74 percent of product sales for the full-year 2006. R&D expense in 2006 is expected to be approximately $400 million, or approximately 30 percent of product sales. SG&A as a percentage of product sales is expected to decrease to approximately 38 percent. SG&A is expected to include approximately seven percentage points attributable to amortization of the repurchase of Synagis co-promotion rights from Abbott and approximately eight percentage points attributable to the remaining co-promotion expense. Co-promotion expenses are expected to cease mid-year 2006, and will be only partially offset by approximately $25 million in annualized selling expense due to the addition of 125 new sales representatives. The company’s effective tax rate is expected to be approximately 37 percent. MedImmune expects 2006 earnings per diluted share will range from $0.40 to $0.45 before stock option expense.

DISCLOSURE NOTICE AND FORWARD LOOKING STATEMENTS

This announcement contains historical financial information as of and for the years and three-month periods ended December 31, 2005 and December 31, 2004 that is unaudited (except for the GAAP information as of and for the year ended December 31, 2004), and MedImmune assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year. Such an audit is currently ongoing and the unaudited information presented in this announcement as of and for the year ended December 31, 2005 is subject to adjustment based on the results of the audit. Accordingly, the financial information that will be reported in MedImmune’s Annual Report on

Form 10-K for the year ended December 31, 2005 may vary from the financial information presented in this announcement. In addition, in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, management is in the process of reviewing the company’s internal controls over financial reporting and MedImmune’s external auditor is in the process of evaluating management’s assessment. There can be no assurance that all such internal controls will be free of all deficiencies or that any such deficiencies will not rise to the level of a significant deficiency or material weakness.

This announcement also contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties and are present in the section captioned “2006 Guidance,” as well as other sections containing statements with words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2004, its subsequent quarterly reports on Form 10-Q, its current reports on Form 8-K filed for events occurring in 2006 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.

MedImmune is also developing several products for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

This press release, including the reconciliation of certain data presented in this release to their most comparable GAAP measures, can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, February 2, 2006 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until February 9, 2006. An audio replay of the webcast will be available beginning at 10:00 a.m. eastern time on February 2, 2006 and ending at midnight February 9, 2006 by calling (888) 286-8010. The passcode for the audio replay is 72281642.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With more than 2,000 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

- Tables Follow -

MedImmune, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

Three Months Ended December 31,		Year Ended December 31,	
	2005	2004	2005	2004
Revenues:	(unaudited)	(unaudited)	(unaudited)	(audited)
Product sales	$ 481.6	$ 457.8	$ 1,221.0	$ 1,124.0
Other revenues	10.4	8.0	22.9	17.1
	492.0	465.8	1,243.9	1,141.1
Costs and expenses:				
Cost of sales	140.2	130.5	336.7	366.4
Research and development	116.8	120.0	382.6	299.5
Selling, general and administrative (1)	198.9	149.5	498.4	399.2
Other operating expenses	3.2	2.3	12.5	8.6
Impairment of intangible asset	-	-	-	73.0
Acquired in-process research and development (IPR&D)	43.7	0.7	48.4	29.2
Technology transfer and transition expenses	0.1	5.3	2.0	28.8
	502.9	408.3	1,280.6	1,204.7
Interest income, net	9.6	13.4	52.8	57.1
Gain (loss) on investment activities	(8.1)	2.0	(8.6)	(2.7)
Earnings (loss) before income taxes	(9.4)	72.9	7.5	(9.2)
Provision (benefit) for income taxes	13.0	22.4	24.1	(5.4)
Net earnings (loss)	$ (22.4)	$ 50.5	$ (16.6)	$ (3.8)
Basic earnings (loss) per share	$ (0.09)	$ 0.20	$ (0.07)	$ (0.02)
Shares used in computing basic earnings (loss) per share	246.4	248.7	246.9	248.6
Diluted earnings (loss) per share	$ (0.09)	$ 0.20	$ (0.07)	$ (0.02)
Shares used in computing diluted earnings (loss) per share	246.4	258.9	246.9	248.6

(1)

In August 2005, the company acquired full promotion rights in the U.S. for Synagis®, effective July 1, 2006. In connection with this transaction, the company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co-promotion services to be rendered, as determined under the previous agreement. Amortization expense of $37.4 million was recognized during the fourth quarter of 2005 and $41.3 million was recognized during the year, and is included in selling, general & administrative expense in the consolidated statements of operations.

MedImmune, Inc.

Reconciliation of GAAP Results to Adjusted Results

(in millions, except per share data)

Presented in the following table is a reconciliation of reported net earnings (loss) under GAAP to net earnings (loss) excluding items related to the acquisition of the influenza vaccine franchise from Wyeth in 2004 and the acquisition of Cellective Therapeutics, Inc. in 2005 (collectively the “Wyeth and Cellective transactions”). The transition activities associated with the termination of the agreement with Wyeth are substantially complete. MedImmune’s management excludes the impact of the charges associated with the Wyeth and Cellective transactions when evaluating the company’s ongoing performance, and provides the following reconciliation to aid investors in their understanding of underlying performance trends.

(1)	Prepared in accordance with accounting principles generally accepted in the United States (GAAP).
(2)

Represents the addback of the noncash impairment charge associated with the termination of our collaboration with Wyeth for the unamortized portion of the intangible asset initially recorded upon our acquisition of MedImmune Vaccines, Inc.

(3)

Represents the addback of the portion of the amounts paid to Wyeth for the reacquisition of the influenza vaccines franchise that was allocated to IPR&D, as well as IPR&D charges associated with the acquisition of Cellective.

(4)

Represents the addback of the payments for certain transition activities, largely comprised of amounts paid to Wyeth for the manufacture of CAIV-T clinical trial materials, transition of clinical trial data, and transfer of manufacturing technology knowledge.

(5)	Represents the adjustment to income taxes associated with the impairment of intangible asset, IPR&D and the technology transfer and transition charges.

MedImmune, Inc.

Condensed Consolidated Balance Sheets (1)

(in millions)

(1)	Certain prior period amounts have been reclassified to conform to current presentation.

(2)

In August 2005, the company acquired full promotion rights in the U.S. for Synagis®, effective July 1, 2006. In connection with this transaction, the company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co-promotion services to be rendered, as determined under the previous agreement. In addition, certain of the additional payments under the agreement totaling $291.6 million that the company deems probable have been aggregated and recorded as liabilities in the consolidated balance sheet.

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